Exhibit 3.20

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	The name of the limited liability company is Compressco Field Services International, LLC.

2.	Article 1 of the Certificate of Formation of the limited liability company shall be amended to read in its entirety as follows:

1.	The name of the limited liability company is CSI Compressco Field Services International LLC.

3.	The foregoing amendment shall be effective at 12:01 am Eastern Standard Time on December 1, 2014.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate on this 19th day of November, 2014.

By:	COMPRESSCO FIELD SERVICES
INTERNATIONAL, LLC
	By:	Compressco Partners Operating, LLC, its sole member

By: /s/ Kimberly M. O’Brien
		Name:	Kimberly M. O’Brien
		Title:	Assistant Secretary